Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), effective as of July 1, 2016 (the “Execution Date”), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Alaska Company LLC, a Delaware limited liability company (“TAC”), and Tesoro Corporation, a Delaware corporation (“Tesoro”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TAC is the owner of tankage with a shell capacity of approximately 3,500,000 barrels located at TAC’s refinery in Kenai, Alaska, related equipment and ancillary facilities used for the operation thereof, and all permits and licenses related to such tankage, to the extent assignable and to the extent used in connection with the ownership and operation of such assets described above, which assets are listed in detail on Exhibit A attached hereto (the “Kenai Tankage”);

WHEREAS, TAC is the owner of all of the issued and outstanding limited liability company interests (the “TAT Units”) in Tesoro Alaska Terminals LLC, a Delaware limited liability company (“TAT”);

WHEREAS, TAT purchased, pursuant to an Asset Purchase Agreement dated as of November 20, 2015 by and between Flint Hills Resources Alaska, LLC and TAC (the “Flint Hills APA”), (a) a bulk tank farm and terminal facility located at the Port of Anchorage in Anchorage, Alaska with 580,000 barrels of in service storage capacity for refined products and which facility includes a truck rack and a rail loading facility, (b) a terminal facility located at the Fairbanks International Airport in Fairbanks, Alaska, with 22,500 barrels of in service capacity for refined products and which facility includes a truck rack, and (c) all permits and licenses related to such facilities, to the extent assignable and to the extent used in connection with the ownership and operation of the assets comprising the facilities described above (the “Anchorage and Fairbanks Terminals”);

WHEREAS, TAC desires to contribute, in one or more closings, the Kenai Tankage and the TAT Units to the General Partner, the General Partner desires to contribute the Kenai Tankage and the TAT Units to the Partnership and the Partnership desires to contribute the Kenai Tankage and the TAT Units to the Operating Company, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms used herein have the respective meanings ascribed to such terms below:

“Alaska Approvals” has the meaning set forth in Section 5.1.

“Alaska Terminalling Services Agreement” means that certain Alaska Terminalling Services Agreement to be executed between TAC and the Operating Company.

“Anchorage and Fairbanks Terminals” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Assets” means (i) the Kenai Tankage and (ii) the TAT Units.

“Bill of Sale” means that certain Bill of Sale, Assignment and Assumption effective as of the First Closing Date, among TAC, the General Partner, the Partnership and the Operating Company, with respect to the Kenai Tankage, in the form attached hereto as Exhibit E.

“Cash Consideration” has the meaning set forth in Section 2.2(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Credit Facility” means that certain Credit Agreement dated as of January 29, 2016, by and among Indemnitee, as borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

“Debt-Financed Cash Consideration” has the meaning set forth in Section 2.2(c).

“Equity Consideration” has the meaning set forth in Section 2.2(b).

“Excluded Assets and Liabilities” means (i) those certain assets and properties (including any and all petroleum and hydrocarbon inventory) relating to the Kenai Refinery other than the Kenai Tankage, (ii) any and all ongoing rights and obligations of TAC under the Flint Hills APA, (iii) any and all contracts, agreements or other assets relating to purchase, transportation and sale of transportation fuel products within the State of Alaska and (iii) and certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets but are not being contributed or transferred as part of transactions contemplated by this Agreement, as set forth on Exhibit C.

“Execution Date” has the meaning set forth in the introduction to this Agreement.

“First Closing Date” has the meaning set forth in Section 2.8(a).

“First Closing Purchase Price” means $265,612,566.

“Flint Hills APA” has the meaning set forth in the Recitals.

“General Partner” has the meaning set forth in the introduction to this Agreement.

“General Partner Contribution” has the meaning set forth in Section 2.2(a).

“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Intended Tax Treatment” has the meaning set forth in Section 4.2(a).

“Kenai Tankage” has the meaning set forth in the Recitals.

“Kenai Tankage Partnership Contribution” has the meaning set forth in Section 2.3.

“Master Terminalling Services Agreement” means that certain Second Amended and Restated Master Terminalling Services Agreement dated as of May 3, 2013 by and among TRMC, TAC and the Operating Company.

“Material Adverse Effect” has the meaning set forth in Section 3.4(a).

“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement dated as of July 1, 2014, among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the Schedules thereto) may be amended, supplemented or restated from time to time.

“Operating Company” has the meaning set forth in the introduction to this Agreement.

“Partnership” has the meaning set forth in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011, as such agreement may be amended, supplemented or restated from time to time.

“Partnership Group” has the meaning set forth in the Omnibus Agreement.

“Party” or “Parties” have the meanings given to those terms in the introduction to this Agreement.

“Permitted Liens” has the meaning set forth in Section 2.1(a).

“Rescission Event” has the meaning set forth in Section 5.1.

“Second Closing Date” has the meaning set forth in Section 2.8(b).

“Second Closing Purchase Price” means $178,387,434.

“Secondment and Logistics Services Agreement” means that certain Secondment and Logistics Services Agreement dated as of July 1, 2014, as may be amended, modified or supplemented from time to time, among Tesoro, TRMC, TAC, the General Partner, the Partnership, Tesoro Logistics Pipeline LLC, Tesoro High Plains Pipelines Company, LLC Tesoro Logistics Northwest Pipeline LLC, Tesoro Alaska Pipeline Company LLC, QEP Field Services, LLC, QEP Midstream Partners Operating, LLC, QEP Midstream Partners GP, LLC and QEPM Gathering I, LLC.

“TAC” has the meaning set forth in the introduction to this Agreement.

“TAC Contribution” has the meaning set forth in Section 2.2(a).

“TAC TAT Unit Contribution” has the meaning set forth in Section 2.4(a).

“TAT” has the meaning set forth in the Recitals.

“TAT Units” has the meaning set forth in the Recitals.

“TAT Units Cash Consideration” has the meaning set forth in Section 2.5(b).

“TAT Units Debt-Financed Cash Consideration” has the meaning set forth in Section 2.5(c).

“TAT Units Equity Consideration” has the meaning set forth in Section 2.5(b).

“TAT Unit General Partner Contribution” has the meaning set forth in Section 2.5(a).

“Tesoro” has the meaning set forth in the introduction to this Agreement.

“Transaction Documents” has the meaning set forth in Section 3.4(a).

“Transitional Operating Agreement” means that certain Transitional Operating Agreement, dated as of the First Closing Date, by and between TAC and the Operating Company.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TRMC” means Tesoro Refining & Marketing Company LLC, a Delaware limited liability company.

ARTICLE II

CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1 Conveyance of Kenai Tankage by TAC to the General Partner.

(a) Effective as of the First Closing Date, TAC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TAC in and to the Kenai Tankage, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit B to this Agreement (the “Permitted Liens”). The contribution described in this Section 2.1(a) shall be referred to in this Agreement as the “TAC Contribution.” TAC shall make the TAC Contribution in exchange for the issuance as of the First Closing Date of an additional membership interest in the General Partner equal to the percentage increase in the capital of the General Partner based on the value of the TAC Contribution.

(b) The General Partner accepts the TAC Contribution, as a contribution to the capital of the General Partner.

(c) The Parties hereby acknowledge and agree that the Excluded Assets and Liabilities are being retained by TAC and are not being contributed or transferred as part of the TAC Contribution.

Section 2.2 Conveyance of Kenai Tankage by the General Partner to the Partnership.

(a) Effective as of the First Closing Date and immediately after completion of the TAC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Kenai Tankage, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(a) shall be referred to in this Agreement as the “General Partner Contribution.”

(b) The General Partner shall make the General Partner Contribution in exchange for the distribution or issuance by the Partnership of the following as of the First Closing Date in consideration of the conveyance and transfer of the Kenai Tankage:

(i) a distribution of cash equal to ninety percent (90%) of the value of the First Closing Purchase Price (the “Cash Consideration”);

(ii) the issuance to the General Partner of such number of General Partner Units and Common Units with an aggregate value equal to ten percent (10%) of the First Closing Purchase Price on the First Closing Date (the “Equity Consideration”):

(1) which number of General Partner Units shall be the amount having an aggregate dollar value of the Equity Consideration necessary to restore and maintain the General Partner’s two percent (2%) general partner interest in the Partnership, which number of units shall be rounded up to the next highest number of whole units, and

(2) which number of Common Units shall be the amount equal to the remainder of the dollar amount of the Equity Consideration divided by the average closing price of the Common Units for the last ten (10) trading days prior to the First Closing Date, rounded down to the next lowest number of whole units.

(c) To effect the distribution of the Cash Consideration, the Partnership shall (i) borrow an amount equal to the Cash Consideration (the “Debt-Financed Cash Consideration”) under indebtedness for which no partner of the Partnership or any related person other than Tesoro bears the economic risk of loss (as defined by Treasury Regulations section 1.752-2), (ii) cause the applicable lender to wire transfer the Debt-Financed Cash Consideration to an account of the Partnership the deposits of which will be comprised solely of the Debt-Financed Cash Consideration upon such wire transfer, and (iii) as soon as reasonably practical after the Partnership’s receipt of the Debt-Financed Cash Consideration, wire transfer from such account the Debt-Financed Cash Consideration directly to an account designated by the General Partner.

(d) After the distribution of the Cash Consideration to the General Partner by the Partnership, the General Partner shall provide a loan of up to that amount to Tesoro and Tesoro shall execute and deliver a ten-year promissory note, in the form attached as Exhibit D to this Agreement, in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro in connection with the First Closing.

(e) The Partnership hereby accepts the General Partner Contribution, as a contribution to the capital of the Partnership.

Section 2.3 Conveyances of Kenai Tankage by the Partnership to the Operating Company. Effective as of the First Closing Date and immediately after the completion of the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Kenai Tankage, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3 shall be referred to in this Agreement as the “Kenai Tankage Partnership Contribution.” The Partnership hereby makes the Kenai Tankage Partnership Contribution as a capital contribution to the capital of the Operating Company, and the Operating Company hereby accepts the Partnership Contribution as a contribution to the capital of the Operating Company.

Section 2.4 Conveyance of the TAT Units by TAC to the General Partner. Effective as of the Second Closing Date, TAC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TAC in and to the TAT Units, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.4 shall be referred to as the “TAC TAT Unit Contribution.” TAC makes the TAC TAT Unit Contribution in exchange for the issuance as of the Second Closing Date of an additional membership interest in the General Partner equal to the percentage increase in the capital of the General Partner based on the value of the TAC TAT Unit Contribution, and the General Partner accepts the TAC TAT Unit Contribution, as a contribution to the capital of the General Partner.

Section 2.5 Conveyance of the TAT Units by the General Partner to the Partnership.

(a) Effective as of the Second Closing Date and immediately after the completion of the TAC TAT Unit Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the TAT Units, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The Partnership accepts such contribution as a contribution to the capital of the Partnership. The contribution described in this Section 2.5 shall be referred to in this Agreement as the “TAT Unit General Partner Contribution.”

(b) The General Partner shall make the TAT Unit General Partner Contribution in exchange for the distribution or issuance by the Partnership of the following as of the Second Closing Date in consideration of the conveyance and transfer of the TAT Units:

(i) a distribution of cash equal to ninety percent (90%) of the Second Closing Purchase Price (the “TAT Units Cash Consideration”);

(ii) the issuance to the General Partner of such number of General Partner Units and Common Units with an aggregate value equal to ten percent (10%) of the Second Closing Purchase Price on the Second Closing Date (the “TAT Units Equity Consideration”):

(1) which number of General Partner Units shall be the amount having an aggregate dollar value of the TAT Units Equity Consideration necessary to restore and maintain the General Partner’s two percent (2%) general partner interest in the Partnership, which number of units shall be rounded up to the next highest number of whole units, and

(2) which number of Common Units shall be the amount equal to the remainder of the dollar amount of the TAT Units Equity Consideration divided by the average closing price of the Common Units for the last ten (10) trading days prior to the Second Closing Date, rounded down to the next lowest number of whole units.

(c) To effect the distribution of the TAT Units Cash Consideration, the Partnership shall borrow an amount equal to the TAT Units Cash Consideration (the “TAT Units Debt-Financed Cash Consideration”) under indebtedness for which no partner of the Partnership or any related person other than Tesoro bears the economic risk of loss (as defined by Treasury Regulations section 1.752-2) and shall cause the applicable lender to wire transfer the TAT Units Debt-Financed Cash Consideration directly to an account designated by the General Partner.

(d) After the distribution of the TAT Units Cash Consideration to the General Partner by the Partnership, the General Partner shall provide a loan of up to that amount to Tesoro and Tesoro shall execute and deliver a ten-year promissory note, in the form attached as Exhibit D to this Agreement, in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro in connection with the Second Closing.

(e) The Partnership hereby accepts the TAT Unit General Partner Contribution, as a contribution to the capital of the Partnership.

Section 2.6 Conveyance of the TAT Units by the Partnership to the Operating Company. Effective as of the Second Closing Date and immediately after the contribution described in Section 2.5, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the TAT Units. The Partnership hereby makes such contribution as a capital contribution to the capital of the Operating Company and the Operating Company hereby accepts such contribution as a contribution to the capital of the Operating Company.

Section 2.7 Conveyances of Remaining Assets, if any. If any of the assets that collectively constitute the Kenai Tankage, including any responsibilities, coverages and liabilities under any permit or licenses included in the Kenai Tankage, are not conveyed as of the First Closing Date due to either of TAC or the General Partner awaiting the requisite consents to such conveyance and transfer, TAC or the General Partner, as applicable, agrees to use its reasonable commercial efforts to promptly obtain, or cause to be obtained, any written consents necessary to ultimately convey to the Operating Company, in accordance with the procedures in this Article II, the benefit thereof, it being understood that such reasonable commercial efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to such items. TAC or the General Partner, as applicable, shall cooperate with the Operating Company in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained and could cause a default or forfeiture of rights, the portion of the Kenai Tankage for which such consent is required shall be deemed not conveyed or transferred until such required consent is obtained. During the period before such consent is obtained, the Operating Company shall provide operating services with respect to such Kenai Tankage assets, and in such instance, TAC or the General Partner, as applicable, and the Operating Company will use their reasonable commercial efforts to take such actions as may be possible without violation or breach of any such nonassignable items to effectively grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, such items. The Parties shall convey and transfer any such Kenai Tankage assets to which this Section 2.7 applies upon the receipt of the require consents in the same fashion and manner as required by this Article II for the Kenai Tankage assets actually conveyed and transferred as of the First Closing Date.

Section 2.8 Closings.

(a) The closing of the contribution of the Kenai Tankage, as contemplated by Sections 2.1 through 2.3 of this Agreement, shall take place at the offices of the Partnership, located at 19100 Ridgewood Parkway, San Antonio, Texas, on a date mutually agreed by the Parties in writing (the “First Closing Date”).

(b) The closing of the contribution of the TAT Units, as contemplated by Sections 2.4 through 2.6 of this Agreement, shall take place at the offices of the Partnership, located at 19100 Ridgewood Parkway, San Antonio, Texas, on a date mutually agreed by the Parties in writing as soon as practicable after the later of (i) the effective date of that certain Consent Decree dated June 17, 2016 with the State of Alaska related to the transactions contemplated under the Flint Hills APA and (ii) the receipt of any required consents or approvals by any third parties or governmental authorities (the “Second Closing Date”); provided, however, that the Second Closing Date shall not occur prior to the First Closing Date.

Section 2.9 Conditions Precedent. The obligation of the Parties to consummate the transactions contemplated herein is subject to the satisfaction, or waiver, as appropriate, of the following conditions precedent:

(a) as of the First Closing Date and the Second Closing Date, the receipt by the Parties of all permits, consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court, governmental agency or body having jurisdiction over Parties required in connection with the execution, delivery and performance of the Transaction Documents;

(b) as of the First Closing Date:

(i) the execution and delivery by the respective parties thereto of the following documents:

(1) a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all the Transaction Documents related to the contribution of the Kenai Tankage, substantially in the form attached hereto as Exhibit F;

(2) the Bill of Sale;

(3) a ground lease agreement between TAC and the Operating Company related to the real property under the Kenai Tankage and such other matters as included therein, substantially in the form attached hereto as Exhibit G;

(4) a Kenai Storage Services Agreement for the Kenai Tankage between TAC and the Operating Company, and the service order related thereto, substantially in the form attached hereto as Exhibit H;

(5) an applicable service order to the Secondment and Logistics Services Agreement, substantially in the form attached hereto as Exhibit I;

(6) an Amendment No. 3 to the Second Amended and Restated Limited Liability Company Agreement of the General Partner among the General Partner, Tesoro, TRMC and Tesoro Alaska Company LLC, substantially in the form attached hereto as Exhibit J;

(7) Second Amended and Restated Schedules to the Omnibus Agreement, substantially in the form attached hereto as Exhibit K;

(8) a promissory note, in substantially the form attached as Exhibit D to this Agreement, by Tesoro in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro pursuant to Section 2.2(d);

(9) a debt indemnification agreement, in substantially the form attached as Exhibit L;

(10) a Transitional Operating Agreement, in substantially the form attached as Exhibit V; and

(11) all other documents and instruments necessary and appropriate to convey the Kenai Tankage to the Operating Company as may be agreed by the Parties;

(ii) as of the Second Closing Date:

(1) a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all the Transaction Documents related to the contribution of the TAT Units, substantially in the form attached hereto as Exhibit M;

(2) Assignment separate from certificate for the TAT Units, substantially in the form attached hereto as Exhibit N;

(3) a promissory note, in substantially the form attached hereto as Exhibit D to this Agreement, by Tesoro in favor of the General Partner to evidence the funds loaned by the General Partner to Tesoro pursuant to Section 2.5(d);

(4) a debt indemnification agreement, in substantially the form attached as Exhibit L; and

(5) an Amendment No. 1 to the Master Terminalling Services Agreement, substantially in the form attached hereto as Exhibit O;

(6) Alaska Terminalling Services Agreement, substantially in the form attached hereto as Exhibit P;

(7) a Terminal Service Order Anchorage Terminal under the Alaska Terminalling Services Agreement between TAC and the Operating Company, substantially in the form attached hereto as Exhibit Q;

(8) a Terminal Service Order Nikiski Terminal under the Alaska Terminalling Services Agreement between TAC and the Operating Company, substantially in the form attached hereto as Exhibit R;

(9) a Terminal Service Order Fairbanks Terminal under the Alaska Terminalling Services Agreement between TAC and the Operating Company, substantially in the form attached hereto as Exhibit S;

(10) an Amendment No. 4 to the Second Amended and Restated Limited Liability Company Agreement of the General Partner among the General Partner, Tesoro, TRMC and Tesoro Alaska Company LLC, substantially in the form attached hereto as Exhibit T;

(11) Third Amended and Restated Schedules to the Omnibus Agreement, substantially in the form attached hereto as Exhibit U; and

(12) all other documents and instruments necessary and appropriate to convey the TAT Units to the Operating Company as may be agreed by the Parties.

(c) as of the Execution Date, the Conflicts Committee of the General Partner has received a fairness opinion by Simmons & Company International, the financial advisor to the conflicts committee of the board of directors of the General Partner.

ARTICLE III

REPRESENTATIONS

Section 3.1 Representations of TAC. TAC hereby represents and warrants (for itself and with respect to TAT) to the General Partner, the Partnership and the Operating Company that:

(a) as of the Execution Date and the First Closing Date,

(i) the Kenai Tankage are in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations; and

(ii) TAC has title to the Kenai Tankage free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. TAC has title to the Kenai Tankage that is sufficient to operate the Kenai Tankage in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence;

(b) as of the Execution Date and the Second Closing Date,

(i) the Anchorage and Fairbanks Terminals are in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations;

(ii) TAC has title to the TAT Units free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. TAT has title to the Anchorage and Fairbanks Terminals that is sufficient to operate the Anchorage and Fairbanks Terminals in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence;

(iii) TAT is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under each of its contracts. TAT is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of the State of Alaska and each other state or other jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification;

(iv) The limited liability company interests of TAT that are issued and outstanding and held by TAC as of the date of this Agreement constitute all of the TAT Units, and other than the TAT Units, there are no outstanding equity securities or other securities of TAT. TAC is, and will be as of the Second Closing Date, the record and beneficial owner and holder of the TAT Units. There are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of TAT; and

(v) The Anchorage and Fairbanks Terminals are the only property, assets and rights owned or held by TAT. Except for its obligations assumed in accordance with the Flint Hills APA, TAT does not have any other obligations or liabilities of any kind including without limitation under the Flint Hills APA. TAC has performed all of its obligations and covenants, and has provided all notices required under, the Flint Hills APA;

(c) as of the Execution Date, the First Closing Date and the Second Closing Date, to TAC’s knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets or in any assets owned by TAT that would materially impair the rights granted to the General Partner and the Partnership Group pursuant to the transactions contemplated by this Agreement.

Section 3.2 Representation of the General Partner. The General Partner hereby represents and warrants to TAC that, as of the Execution Date, the First Closing Date and the Second Closing Date, the General Partner has full power and authority to act as general partner of the Partnership in all material respects.

Section 3.3 Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro that, as of the Execution Date, the First Closing Date and the Second Closing Date, the Common Units and the General Partner Units of the Partnership issued to the General Partner pursuant to Sections 2.2 and 2.5 have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

Section 3.4 Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties, as of the Execution Date, the First Closing Date and the Second Closing Date, as follows:

(a) The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).

(b) The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.

(c) For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.

(d) Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.

(e) No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, (ii) consents that have been obtained and (iii) consents where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

(f) No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances.

(a) From time to time after the Execution Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so contributed and assigned (including any actions required to effect the assignment and conveyance of the Assets as of the either the First Closing Date or the Second Closing Date, and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.

(b) To the extent any permits related to the Assets may not be assigned or transferred without the consent of a third party that has not been obtained as of the First Closing Date or the Second Closing Date, as applicable, despite the exercise by TAC of its reasonable best efforts, this Agreement shall not constitute an agreement to assign or transfer such permit if an attempted assignment or transfer would constitute a breach thereof or be unlawful. In that case, TAC, to the maximum extent permitted by law, (a) shall act after the First Closing Date or the Second Closing Date, as applicable, as TAT’s or the Operating Company’s agent to obtain for TAT or the Operating Company the benefits thereunder, and (b) shall cooperate, to the maximum extent permitted by applicable law, with TAT or the Operating Company in any other reasonable arrangement designed to provide those benefits to TAT or the Operating Company, including by agreeing to remain liable under any applicable permit. Nothing contained in this Section 4.1(b) shall relieve TAC of its obligations under any other provisions of this Agreement.

Section 4.2 Tax Covenants.

(a) The Parties intend that for United States federal income tax purposes (the “Intended Tax Treatment”):

(i) the TAC Contribution shall be disregarded as a result of TAC and the General Partner each being disregarded as an entity separate from Tesoro for United States federal income tax purposes;

(ii) the General Partner Contribution shall be treated as a contribution by Tesoro (as a result of the General Partner being disregarded as an entity separate from Tesoro for United States federal income tax purposes) pursuant to Section 721(a), subject to Section 707 of the Code, with the distribution of the Debt-Financed Cash Consideration qualifying as a “debt-financed transfer” under Treasury Regulations section 1.707-5(b);

(iii) any Cash Consideration in excess of the amount properly treated as a “debt-financed transfer” shall be treated (1) as a reimbursement of preformation expenditures within the meaning of Treasury Regulation sections 1.707-4(d) to the greatest extent applicable, and (2) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Tesoro of the Kenai Tankage.

(iv) the TAC TAT Unit Contribution shall be disregarded as a result of TAC and the General Partner each being disregarded as an entity separate from Tesoro for United States federal income tax purposes;

(v) the TAT Unit General Partner Contribution shall be treated as a contribution by Tesoro (as a result of the General Partner being disregarded as an entity separate from Tesoro for United States federal income tax purposes) pursuant to Section 721(a), subject to Section 707 of the Code, with the distribution of the TAT Units Debt-Financed Cash Consideration qualifying as a “debt-financed transfer” under Treasury Regulations section 1.707-5(b); and

(vi) any TAT Units Cash Consideration in excess of the amount properly treated as a “debt-financed transfer” shall be treated (1) as a reimbursement of preformation expenditures within the meaning of Treasury Regulation sections 1.707-4(d) to the greatest extent applicable, and (2) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Tesoro of the Anchorage and Fairbanks Terminals (as a result of TAT being disregarded as an entity separate from Tesoro for United States federal income tax purposes prior to the TAC TAT Unit Contribution).

(b) Except with the prior written consent of the General Partner or as otherwise required by applicable law following a final determination by the U.S. Internal Revenue Service or a governmental authority with competent jurisdiction, the Parties agree to file all tax returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment, including disclosing the distribution of the Debt-Financed Cash Consideration and the TAT Units Debt-Financed Cash Consideration in accordance with the requirements of Treasury Regulations section 1.707-3(c)(2).

Section 4.3 General Partner Reimbursement. Subject to the limitations set forth in this Section 4.3, the General Partner shall (i) reimburse the Partnership to the extent the Borrowings result in any inefficiencies in the Partnership’s use of capital and (ii) pay to the Partnership as an expense reimbursement, an amount of cash equal to the Partnership’s cost of capital with respect to that portion of approximately $100,000,000 of unused proceeds from the Partnership’s issuance of its 6.375% senior notes due 2024 still available at Closing to reduce the Borrowings (such available proceeds, the “Available Offering Proceeds”). The Partnership’s cost of capital with respect to the Available Offering Proceeds for 7.5 months shall be calculated by multiplying the amount of the Available Offering Proceeds by the product of (x) the interest rate set forth in the Partnership’s Credit Facility, divided by twelve (12) months and (y) 7.5 months. The parties agree that the General Partner’s total obligations under this Section 4.3(b) will be capped at $4,000,000.

ARTICLE V

RESCISSION OF KENAI TANKAGE

Section 5.1 Rescission. A “Rescission Event” with respect to the Kenai Tankage, means the failure of TAC to obtain, within ninety (90) days following the First Closing Date, all required approvals (the “Alaska Approvals”) from the Alaska Department of Environmental Conservation (or any other agency, department or instrumentality of the State of Alaska) for the transfer to the Operating Company of all governmental permits, authorizations, registrations and licenses necessary for the operation of the Kenai Tankage, including without limitation the acceptance and approval of a separate Oil Spill Discharge Contingency Plan and Certificate of Financial Responsibility (COFR) for the Operating Company.

Section 5.2 Notice and Effect of Rescission. Upon the occurrence of a Rescission Event, until the earlier of (i) the date on which TAC obtains the Alaska Approvals or (ii) the one (1)-year anniversary date of the First Closing Date, the Operating Company shall have the right, but not the obligation, to cause the rescission of each of the TAC Contribution, the General Partner Contribution and the Kenai Tankage Partnership Contribution by providing written notice to the other Parties, which notice, in any event, must be delivered before the earlier of (i) the date on which TAC obtains the Alaska Approvals or (ii) the (1)-year anniversary date of the First Closing Date. Upon receipt by TAC of the Operating Company’s written notice:

(a) Tesoro shall repay the loan specified in Section 2.2(c) to the General Partner to the extent the consideration is repaid pursuant to Section 5.2(b).

(b) The consideration received by the General Partner from the Partnership pursuant to Section 2.2(b) shall be repaid to the Partnership less any amounts received by the Operating Company from any person or entity as a result of casualty or condemnation of the applicable asset.

(c) The Parties shall file any documents or instruments necessary or appropriate with federal, state or local governmental authorities to cancel the transactions contemplated by this Agreement related to the Kenai Tankage, including, but not limited to, conveyance documents related to the Kenai Tankage to nullify the transactions that occurred on the First Closing Date.

(d) The Parties shall amend or terminate, as applicable, and shall cause all their Affiliates to amend or terminate, as applicable, any agreements (or portions of inter-company agreements), that were entered into or amended in connection with the transactions contemplated in this Agreement with respect to the Kenai Tankage to be as such agreements existed prior to the Effective Date.

(e) Notwithstanding the foregoing in this Section 5.2, (i) the Common Units and General Partner Units issued pursuant to Section 2.2(b) shall remain outstanding and (ii) any indemnities that existed in any applicable agreement related to the Kenai Tankage prior to the First Closing Date and before the Operating Company’s ownership and operation of the Kenai Tankage for the period between the First Closing Date and the date of rescission will survive the rescission.

(f) Any revenues earned and expenses incurred by any Party related to the Kenai Tankage from the First Closing Date through the date of rescission shall not be refunded or reimbursed.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:

(a) the Partnership and TAC shall each pay one-half of (i) the sales, use and similar transfer taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP, Norton Rose Fulbright US LLP and Pillsbury Winthrop Shaw Pittman LLP, and (iv) any other customary closing costs associated with the contributions of the Assets; and

(b) the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP and Simmons & Company International.

Section 6.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement; provided, however, that notwithstanding the provisions of this Section 6.4, the Partnership and the General Partner shall be entitled to all of the benefits accorded to TAC under the Flint Hills APA.

Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.6 Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 6.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

Section 6.9 Integration. This Agreement, together with the Schedules and Exhibits referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 6.10 Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

Section 6.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein. For the avoidance of doubt, the conveyance of the Assets from TAC, the General Partner, the Partnership or the Operating Company to the Operating Company or TAC, all as applicable, is not intended to be treated as a sale for tax or any other purposes.

Section 6.12 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.12.

If to Tesoro or TAC:

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Kim K.W. Rucker

Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP

c/o Tesoro Logistics GP, LLC, its General Partner

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Barron W. Dowling

Facsimile: (210) 745-4494

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed effective as of the Execution Date.

TESORO CORPORATION

By:	/s/ Gregory J. Goff
Gregory J. Goff
President and Chief Executive Officer

TESORO ALASKA COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC
TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Signature Page to

Contribution, Conveyance and Assumption Agreement

EXHIBIT A

Kenai Tankage Assets

Shell Capacity
Tank #	(Barrels)
04C	2,548
10	43,750
11	50,000
12	300,000
13	300,000
14	300,000
20	223,000
22	100,000
23	316,855
24	50,000
25	425,000
30	10,000
31	15,000
32	70,000
33	15,000
35	100,000
36	200,000
37	100,000
40	36,000
41	40,000
42	40,000
45	100,000
51	20,000
60	15,000
61	10,000
62	50,000
63	50,000
64	100,000
65	100,000
66	100,000
67	180,571
70	20,000
80	5,000

All ancillary equipment, including all piping and pumping systems, and the gasoline blender facilities.

Exhibit A

Contribution Agreement

EXHIBIT B

Permitted Liens

Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests as follows:

(a) incurred and made in the ordinary course of business in connection with worker’s compensation;

(b) that secure the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c) imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and that secure obligations that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the TAC has set aside on its books adequate reserves;

(d) that secure the payment of taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which TAC has set aside on its books adequate reserves;

(e) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property (and with respect to leasehold interests, mortgages, obligations and liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);

(f) on property existing at the time such property was acquired by TAC (provided, that they were not created in contemplation of the acquisition of such property by TAC);

(g) created by the Operating Company; and

(h) pursuant to this Agreement, the Third Amended and Restated Omnibus Agreement, the Secondment and Logistics Services Agreement and the Terminalling and Distribution Services Agreement.

Exhibit B

Contribution Agreement

EXHIBIT C

Excluded Assets and Liabilities

Kenai Tankage:

•	None

Anchorage and Fairbanks Terminals:

•	Any and all obligations and liabilities of TAC under the Flint Hills APA.

Exhibit C

Contribution Agreement

EXHIBIT D

Form of 10-Year Promissory Note

(See Attached.)

Exhibit D

Contribution Agreement

EXHIBIT E

Form of Bill of Sale

Bill of Sale, Assignment and Assumption from TAC, General Partner, Partnership and the Operating Company, in the form attached hereto.

Exhibit E

Contribution Agreement

EXHIBIT F

Form of Closing Escrow Agreement (First Closing)

(See Attached.)

Exhibit F

Contribution Agreement

EXHIBIT G

Form of Ground Lease Agreement

(See Attached.)

Exhibit G

Contribution Agreement

EXHIBIT H

Form of Storage Services Agreement and Service Order Related thereto

(See Attached.)

Exhibit H

Contribution Agreement

EXHIBIT I

Form of Applicable Service Order to Secondment and Logistics Services Agreement

(See Attached.)

Exhibit I

Contribution Agreement

EXHIBIT J

Form of Amendment No. 3 to Second Amended and Restated Limited Liability Company Agreement of the General Partner

(See Attached.)

Exhibit J

Contribution Agreement

EXHIBIT K

Form of Second Amended and Restated Schedules to Omnibus Agreement

(See Attached.)

Exhibit K

Contribution Agreement

EXHIBIT L

Form of Debt Indemnification Agreement

(See Attached.)

Exhibit L

Contribution Agreement

EXHIBIT M

Form of Closing Escrow Agreement (Second Closing)

Exhibit M

Contribution Agreement

EXHIBIT N

Form of Assignment Separate From Certificate

(See Attached.)

Exhibit N

Contribution Agreement

EXHIBIT O

Form of Amendment No. 1 to the Master Terminalling Services Agreement

(See Attached.)

Exhibit O

Contribution Agreement

EXHIBIT P

Form of Alaska Terminalling Services Agreement

(See Attached.)

Exhibit P

Contribution Agreement

EXHIBIT Q

Form of Terminal Service Order Anchorage Terminal

(See Attached.)

Exhibit Q

Contribution Agreement

EXHIBIT R

Form of Terminal Service Order Nikiski Terminal

(See Attached.)

Exhibit R

Contribution Agreement

EXHIBIT S

Form of Terminal Service Order Fairbanks Terminal

(See Attached.)

Exhibit S

Contribution Agreement

EXHIBIT T

Form of Amendment No. 4 to the Second Amended and Restated Limited Liability

Company Agreement of the General Partner

(See Attached.)

Exhibit T

Contribution Agreement

EXHIBIT U

Form of Third Amended and Restated Schedules to Omnibus Agreement

(See Attached.)

Exhibit U

Contribution Agreement

EXHIBIT V

Form of Transitional Operating Agreement

(See Attached.)

Exhibit V

Contribution Agreement